Exhibit 99.1

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

Conference call:	Today, Monday, November 9, 2009 at 4:30 p.m. ET
Webcast / Replay URL:	www.earnings.com or http://www.ballantyne-strong.com/IREvents.aspx
The replay will be available on the Internet for 90 days.
Dial-in number:	800-734-4208 (no pass code required)

Ballantyne Q3 Net Revenues Rise 34% to $16.6 Million and EPS Rises to $0.04 From Year-Ago Loss of ($0.02)

OMAHA, Nebraska (November 9, 2009) Ballantyne Strong, Inc. (NYSE Amex: BTN), a provider of digital cinema projection equipment and services, cinema screens and other cinema products, today reported financial results for the third quarter (Q3) and nine months ended September 30, 2009.

Q3 2009 net revenues rose 34% to $16.6 million from net revenues of $12.3 million in Q3 2008, principally driven by sales of digital cinema equipment which rose to $5.2 million in Q3 2009 compared to $1.5 million a year ago and sales of cinema screens which rose to $2.8 million versus $1.5 million in Q3 2008.  The increase in digital cinema equipment and cinema screen sales reflects growing global demand for digital projection systems and specialty “silver” screens that are used to deliver a 3-D cinema experience.

Q3 2009 gross profit increased to $3.6 million, or 21.5% of net revenues, compared to gross profit of $2.1 million, or 17.4% of net revenues, in Q3 2008.  The increase in gross margin reflected improved margins being achieved across digital cinema projectors and cinema screens, as well as cost reductions in the Company’s Omaha facility.  SG&A in Q3 2009 decreased to $2.4 million compared to $2.8 million in the year ago period, primarily reflecting personnel reductions and associated decreases in salary, benefit and travel expenses coupled with lower audit and bank fees.

Net income increased to $0.5 million, or $0.04 per diluted share, in Q3 2009 compared to a net loss of $0.3 million, or ($0.02) per diluted share, a year-ago.  Per share results for the third quarters of 2009 and 2008 are based on a weighted average number of diluted shares outstanding of 14,163,609 and 13,933,152, respectively.

Balance Sheet Update:

Ballantyne continued to generate cash in Q3 2009, ending the quarter with a strong balance sheet with $23.3 million in cash and cash equivalents.  This compares to cash and cash equivalents of $21.2 million as of June 30, 2009.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “During the third quarter Ballantyne extended the momentum established in the first half of the year, delivering year-over-year improvements in digital cinema projection products, cinema services and cinema screen sales.  Of particular note, digital cinema projection equipment sales increased 217% from the prior year, bolstered by international sales including initial revenue from a recent order from China Film Group.  Additionally, our Strong/MDI screen business delivered another quarter of substantial year-over-year growth, primarily due to ongoing demand for silver screens required to exhibit 3-D cinema.

“Though large scale demand for digital cinema services has yet to begin, our industry leading cinema service organization, Strong Technical Services (STS), continued to expand its base of customer relationships, securing a professional services agreement with a major digital cinema equipment provider, as disclosed previously.  This agreement highlights STS’s projector ‘agnostic’ strategy as well as its position as one of the industry’s largest and most capable digital cinema service organizations.  Finally, we are also pleased with the initial and very encouraging customer reviews received about NEC’s next generation 2K digital cinema projector line which we debuted at the ShowEast industry tradeshow late last month.  This new line should be available for customer shipments next year.”

Nine Month Results

For the nine months ended September 30, 2009, net revenues rose 32.7% to $53.3 million compared to $40.1 million a year ago.  Gross profit in the first nine months of 2009 was $11.2 million, or 21.0% of net revenues, compared to gross profit of $6.5 million, or 16.2% of net revenues, for the first nine months of 2008.  Net income for the first nine months of 2009 amounted to $2.0 million, or $0.14 per diluted share, compared to a net loss of $0.7 million, or $(0.05) per diluted share, in the first nine months of 2008.  Per share results for the first nine months of 2009 and 2008 are based on a weighted average number of diluted shares outstanding of 14,138,813 and 13,984,300, respectively.

About Ballantyne Strong, Inc.

Ballantyne Strong is a provider of digital cinema projection equipment and services as well as cinema screens, motion picture projectors and specialty lighting equipment and services.  The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.  For more information visit www.ballantyne-strong.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne Strong, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net revenues	$16,552,036	$12,309,109	$53,298,196	$40,149,385
Cost of revenues	12,996,753	10,162,989	42,111,250	33,643,529
Gross profit	3,555,283	2,146,120	11,186,946	6,505,856

Selling & administrative expenses:
Selling	518,790	835,294	1,954,980	2,365,814
General & administrative	1,921,228	1,989,584	5,873,540	5,649,852
Total SG&A expense	2,440,018	2,824,878	7,828,520	8,015,666
Gain (loss) on sale of assets	229	24,783	(1,714)	281,668
Income (loss) from operations	1,115,494	(653,975)	3,356,712	(1,228,142)

Interest income	10,369	127,855	80,903	403,391
Interest expense	(8,116)	(8,805)	(25,557)	(26,503)
Equity in loss of Joint Venture	(219,420)	(164,329)	(637,557)	(462,229)
Other income (expense) net	(142,734)	74,474	(29,830)	121,148
Income (loss) before income taxes	755,593	(624,780)	2,744,671	(1,192,335)
Income tax benefit (expense)	(212,497)	284,132	(725,935)	477,170
Net income (loss)	$543,096	$(340,648)	$2,018,736	$(715,165)

Earnings (loss) per share
Basic	$0.04	$(0.02)	$0.14	$(0.05)
Diluted	$0.04	$(0.02)	$0.14	$(0.05)

Weighted average shares outstanding:
Basic	14,005,912	13,933,152	13,996,533	13,984,300
Diluted	14,163,609	13,933,152	14,138,813	13,984,300

-tables follow-

Selected Balance Sheet Items:

	September 30, 2009	December 31, 2008
	(unaudited)
Cash and cash equivalents	$23,262,898	$11,424,984
Restricted cash	729,827	701,498
Accounts receivable and unbilled revenue, net	9,308,664	7,038,258
Inventories, net	12,390,424	9,476,687
Long-term investments in securities, net	—	8,883,420
Total current liabilities	15,814,295	10,960,830
Total stockholders’ equity	$42,300,361	$38,834,639

Selected Cash Flow Statement Items (unaudited):

	Nine Months Ended September 30,
	2009	2008

Net income (loss)	$2,018,736	$(715,165)
Depreciation and amortization	1,329,011	1,879,244
Equity in loss of Digital Link II Joint Venture	637,557	462,229
Net cash provided by operating activities	2,271,611	1,273,733
Capital expenditures	(807,715)	(632,772)
Proceeds from redemptions of investment securities	10,025,000	1,250,000
Net cash provided by investing activities	9,261,959	775,415
Net increase in cash & cash equivalents	11,837,914	2,220,371
Cash & cash equivalents at beginning of period	11,424,984	4,220,355
Cash & cash equivalents at end of period	$23,262,898	$6,440,726

CONTACT:
Kevin Herrmann	David Collins, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com

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